Exhibit 99

Dillard’s, Inc. Reports March Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the five weeks ended April 5, 2008 were $621,725,000 compared to sales for the five weeks ended April 7, 2007 of $679,616,000. The Company notes that the 2008 five-week period contained one less shopping day than the 2007 period due to the shift of the Easter holiday from April (2007) to March (2008). Sales decreased 9% in total stores. Sales in comparable stores decreased 10% for the five-week period.

Sales for the nine weeks ended April 5, 2008 were $1,203,337,000 compared to sales for the nine weeks ended April 7, 2007 of $1,272,787,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 7% for the nine-week period.

During the five weeks ended April 5, 2008, sales were slightly above the average company trend in the Central region and consistent with trend in Western region. Sales were below trend in the Eastern region.

During the five weeks ended April 5, 2008, sales of cosmetics significantly exceeded the Company’s average sales performance for the period. Sales in the juniors’ and children’s apparel and shoes were significantly below trend for the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations